PART II

THE OPEN WINDOW MOVIE LLC

OFFERING CIRCULLAR

1 Jan 2016

ITEM 1

COVER PAGE

ISSUER: The Open Window Movie LLC.

a)The Open Window Movie LLC is issuing preferred member units in a best effort offering. It is a limited Liability company registered in the State of Oklahoma for the sole purpose of developing, funding, producing, distributing and otherwise exploiting the feature film “The Open Window”

b)19500 Crystal Court

Harrah, OK 70345

(405) 496-8304

www.theopenwindowmovie.com

c)1 Jan 2016

d)3,000 Preferred Member Units

e)Best Effort Offering ending 31 Dec 2016

	Price to Public	Underwriting discounts and Commissions	Proceeds to Issuer	Proceeds to other person
Per Unit	$1,000	$0	$1,000	$0
Minimum Total	$1,300,000	$0	$1,300,000	$0
Maximum Total	$3,000,000	$0	$3,000,000	$0

f)N/A

g)Any legend or information required by the law of any state in which the securities are to be offered.

h)See Section entitled Risk Factors in this circular

i)Sale of units will begin 1 March 2016

j)No exclusions are made under rule 253(b)

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ITEM 2

TABLE OF CONTENTS

PART II1

ITEM 1 Cover Page1

ITEM 2 Table of Contents2

ITEM 3 Summary and Risk Factors3

ITEM 4 Dilution10

ITEM 5 Plan of Distribution and Selling Security Holders10

ITEM 6 Use of Proceeds11

ITEM 7 Description of Business15

ITEM 8 Property21

ITEM 9 Financial Condition21

ITEM 10 Officers and Employees23

ITEM 11 Compensation25

ITEM 12 Management Security Ownership26

ITEM 13 Transaction26

ITEM 14 Securities26

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ITEM 3

SUMMARY and RISK FACTORS

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. BY MAKING AN INVESTMENT IN THE UNITS, AN INVESTOR REPRESENTS THAT IT HAS NOT RELIED ON ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED THE INVESTOR AND IT HAS MADE ITS OWN INDEPENDENT ANALYSIS OF THE INVESTMENT CONTEMPLATED AND ITS RISKS. THE UNITS HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE UNITS OTHER THAN AS SET FORTH IN THIS CONFIDENTIAL OFFERING CIRCULAR. THIS CONFIDENTIAL OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER.

SUMMARY

The Open Window Movie LLC (the "Company"), is offering 3000 of its preferred ownership interests (each a "Unit") at $1,000 per Unit, for total offering proceeds of $3,000,000. The 3,000 Units are being offered under Regulation A (17CFR 230.251 et. Seq.) Tier I. The minimum subscription amount for the Units is $1,000. The Offering is scheduled to terminate on the earlier of 31 Dec 2016 or the date on which all 3000 Units being offered are sold. This is a best effort offering, the minimum offering is 1300 Units. The Company may terminate this offering at any time.

The Company is a recently organized Oklahoma limited liability company which has been formed to gather investment proceeds to Produce, Distribute, Advertise and otherwise exploit the feature film tentatively titled “The Open Window” (the Film). The Company’s principal investment objectives are to:

(i)produce and license for profit the Film,

(ii)earn revenue from the sale, distribution and licensing of the Picture in the United States and in foreign markets, and

(iii)provide a cash distribution to its members from the proceeds of revenue earned from the sale, distribution and licensing of the Picture.

There is no assurance the Company, will achieve its (their) investment objectives.  This investment involves significant risk.  See “Risk Factors” below.

The Company will incur certain costs to produce the Film, including, but not limited to,

(i)direct and indirect costs of developing and producing the Film, including payments to production personnel engaged to perform “in front of” and “behind” the camera

(ii)rental or lease of office space,

(iii)rental or lease of equipment and vehicles,

(iv)rental or lease of real property to be used as locations for the purpose of filming,

(v)purchase of film or video tape, office supplies and other tangible personal property,

(vi)rental of hotel rooms or other accommodations for the Company’s employees and independent contractors, and

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(vii)the purchase or license of intellectual property rights such as rights to a screenplay, rights to music or other similar rights to be used in the production of the Picture.

 The Company will conduct pre-production, principal photography (production), post-production, distribution promotion and advertising for the Picture. Pre-production will consist of coordinating schedules, hiring personnel, scouting locations, negotiating and signing contracts, paying salaries, placing deposits on equipment, signing leases and conducting all other business of the Company. The Company will then commence principal photography or the actual filming of the Picture. Upon completion of the Film the Company ill edit, compose music, sweeten sound track colorize and conform the Film for distribution. The Company may seek to sell or license the Film to one or more third parties for U.S. and/or international media exploitation, however it is currently the intent of the Company to self-distribute the Film. The Company will determine which distribution venue best exploits the film.

Typically, the rights to a film are bundled by media (e.g. theatrical, pay television, home video, free television/cable, etc.) for each particular territory in which such rights are exploited, and likewise by territory (usually either “worldwide” or “domestic” (i.e., U.S./Canada, in the case of a U.S. production) or “foreign” (i.e., “worldwide, excluding “domestic” rights).  Normally an independent film would be represented by a sales agent, It is the company’s plan to instead self-distribute the film in order to maximize the ROI of the Film. The first step will be a theatrical release through a service company. The service company provides the theater bookings and retains a 10% fee of the revenue earned. The service company provides no promotion or advertising of the film, it is the Company’s responsibility to advertise the film.

The company plans to advertise through Christian radio and promote the film through pastoral networks. This plan advertises the film direct to the target demographic for the film at a very substantially cheaper per person cost than general advertising.

 The Company is scheduled to commence principal photography for the Picture in 2016 at locations in Oklahoma.  The Picture will be based on a screenplay written by David Greene and Shannon Hazen. The film is being directed and produced by David Greene and Robert Slavens. Greene and Slavens are the members and managers, (“the Management”), of the Company.  David Greene is the Manager of the company. Management owns all of the rights to the screenplay and will contribute those rights to the Company currently with the closing of the offering, in consideration for the common units of the Company.

100% of the Company Preferred Units will be offered as the “Series”, and Management will own 100% of the common units in the Company.  Pursuant to this offering circular by the Company (the “Offering Circular”), cash available for distribution by the Company will be allocated 100% to the Series until the Series has received cash distributions equal to 110% of its capital contribution, which will be allocated to Unitholders/investors in accordance with their pro rata share of the investment, after which cash available for distribution will be allocated 50% among the Series and 50% to Common Units.

The Company will recoup its costs of production for the Picture, and generate additional revenues for the Series Unitholders (to the extent any such revenues are achieved), through the exploitation of worldwide exhibition rights to the Picture in all media (including without limitation theatrical exhibition, home video devices such as DVD, pay television services, basic television (free broadcast and cable networks and services), and video on demand and other pay per view services, including those delivered via internet, wireless and mobile networks.  Such revenues to the Company will be realized after deduction from gross revenues of third party sales agent and distributor fees, certain sales and distribution expenses, certain exhibition and sales taxes which may be applicable, other direct and incidental costs to the Company of marketing and collection, and certain other customary expenses relating to motion picture sales and distribution.

Additionally, the Company intends to realize certain revenues following completion of the Picture by qualifying for production expenditure rebates under the Oklahoma Film Enhancement Rebate Program, which issues rebates of up to thirty seven percent (37%) for qualifying motion picture production expenditures related to Oklahoma elements, including without limitation certain salaries and fees, equipment rental and leasing, and music elements obtained from Oklahoma residents or qualified entities, all as defined under Oklahoma Film Production Rebate program guidelines.  The rebate would be paid to the Company upon completion of the Picture and an audit finalization under the Oklahoma Rebate rules, and which funds would then be treated as Picture revenue for purposes of distribution to the Unitholders.  Once again, however,

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the Company cannot warrant or give any assurances that it will secure any or all such rebates, whether for these amounts and/or percentage levels, or otherwise.

The Company’s estimated budget for the production of the Picture is an additional document available as The Open Window Budget V2 in Attachment A. The production budget set forth in The Open Window Budget V2 is an estimate only and the proceeds of this offering of Units may be allocated differently as determined by Management.

The company offers the following Return on Investment estimate, it should be noted that this is a forward looking statement and should be treated as such. This ROI is based on the performance of similar films in the Christian genre. The film used for the High estimate is based on the financial performance of “God’s Not Dead”, the medium estimate is based on “Mom’s Night Out” and the low estimate is based on “Grace Unplugged”. Based on the performance of these films the return for one unit would be $8,321 for the high estimate, $1,908 for the medium estimate and $1,146 for the low estimate. These are estimates only and the actual performance could be very different than theses estimates. See Item 9 Section Expected Operations and Returns for a more detailed discussion of the expected ROI.

RISK FACTORS

An investment in the Units involves a degree of risk. Prospective investors should carefully analyze the merits and the risks of an investment in the Company and should consider, among other risks, the following risks:

Recent Organization, Limited Scope and Lack of Operating Experience

The Company was organized on July 10 2014, but has never conducted any activities and has no operating experience. The Company's proposed operations are subject to all of the risks inherent in the establishment of a new commercial enterprise, and the likelihood of the Company's success must be considered in light of various factors, including the Company’s ability to produce, market, sell and distribute the Picture.  The business risks of the Company are discussed below.

Investment Risks

An investment in the Company involves significant risks, including the risk that the Company will be unable to produce, market, sell and distribute the Picture.  The business risks of the Company are discussed below.

Income Tax Consequences

An investment in this series may have significant federal and state income tax consequences for an investor. Nothing herein was intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties imposed under the United States Internal Revenue code. This document was written to support the promotion and marketing of the transaction addressed herein. The company makes no representation or warranty to investors with respect to the income tax consequences of an investment in the Units and urges prospective investors to consult with their own tax advisors about such income tax. This series should qualify under Section 181 of the Federal Tax Code.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that this Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, intense competition, cost overruns in producing and marketing the Picture, unavailability of qualified talent for the Picture, loss of talent previously committed or interested in the Picture, absence of qualified distributors or licensees, lack of customer acceptance of the Picture, termination of contracts, lack of experience in the Company and Management, government regulation, inadequate capital, unexpected operating deficits, lower sales and revenues than forecast, the risk of

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litigation and administrative proceedings involving the Company adverse publicity and news coverage, inability to carry out marketing and sales plans, loss or retirement of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this memorandum.

RISK FACTORS RELATED TO INDIRECT INVESTMENT IN COMPANY

New Business

The Company was formed to finance the production of the Picture. The Company has no earnings or gross revenues to date. There is no assurance that the Company or the Picture will be profitable or will earn revenues, or that the Company will have sufficient capital to implement its business plan.

Speculative Business

The entertainment industry is extremely competitive and the commercial success of any motion picture is often dependent on factors beyond the control of the Company, including but not limited to audience preference and exhibitor acceptance. The Company may not be able to engage or retain qualified talent for the Picture, including actors and other production personnel. Competent distributors or joint Company partners may not be available to assist the Company in its financing and marketing efforts for the Picture, if required. The Company may not be able to sell or license the Picture because of industry conditions, general economic conditions, competition from other producers, or lack of acceptance by studios, distributors, exhibitors and audiences.

Release of the Picture

The Picture is being produced initially for theatrical distribution, followed by television and home video exhibition, although no agreements are as yet in place for distribution in any of the foregoing media in the United States or abroad, and no such distribution can be guaranteed. As a result, the Picture may not receive the commercial exposure that could accompany a full theatrical release, and the gross revenue potential could be substantially lower than if the Picture was initially introduced by wide or alternatively limited release to the full theatrical market. There is no assurance that any exhibitor will license the Picture or that it will earn substantial revenues.

Absence of Immediate Revenues

The Company anticipates that it will incur substantial operating losses relating to the production and distribution of the Picture until the Company is able to generate adequate revenues from the licensing, sale or distribution of the Picture, of which there can be no assurance. There can be no assurance that Unitholders will realize any return on their investment or that Unitholders will not lose their entire investment.

Risks of Motion Picture Development and Production

The development and production of motion pictures involves a substantial degree of risk. Production costs are often miscalculated and may be higher than anticipated due to reasons or factors beyond the control of the Company (such as delays caused by labor disputes, illness, accidents, strikes, faulty equipment, death or disability of key personnel, destruction or damage to the film itself, or bad weather). Accordingly, the Company may require funds in excess of the Picture's anticipated budget in order to complete production. The Company does not anticipate that it will seek to obtain any production insurance or a completion bond for the Picture to protect the Company against some of these risks.  Accordingly, circumstances may arise pursuant to which investors will bear the entire risk that the Picture does not have sufficient funding to complete production.

Risks of Motion Picture Distribution

There is no assurance that the Company will be successful in securing a service release nor one or more distributors to distribute the Picture if it is completed. Furthermore, even if a distributor distributes the Picture, there is no

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assurance that the Picture will be an economic success even if it is successful critically or artistically. While it is the intent of the Company that any sale of distribution rights will be for fair value and in accordance with the standards and practices of the motion picture industry, no assurance can be given that the terms of such agreement will be advantageous to the Company. In fact, unless the Picture is an artistic success and/or cast with recognizable creative elements, the Company will clearly be at a disadvantage in its negotiations. There can be no assurance that a distributor, even a service distributor will not limit the Picture's run, limit the territories in which the Picture is exhibited or otherwise fail to promote the Picture actively. Any such action by a distributor could have a material adverse effect on the economic success of the Picture and the revenue received by the Company. There can be no assurance of ancillary or foreign sales of the Picture. In the event that the Picture is distributed in foreign countries, some or all of the revenues derived from such distribution may be subject to currency controls and other restrictions which would restrict the available funds. Even if all territories, both domestic and foreign, are sold, there can still be no assurance that the Picture will succeed on an economic level. If the total production costs exceed the total worldwide minimum guarantees or minimum advances, if any, there may be problems which could adversely affect the Company's ultimate profitability, including: public taste, which is unpredictable and susceptible to change; competition for theaters; competition with other films and other leisure activities; advertising costs; uncertainty with respect to release dates; and the failure of other parties to fulfill their contractual obligations and other contingencies. In any event, any net proceeds from the Picture and cash flow cannot be realized, if at all, until many months after the Company's expenditure for the Picture. The Company does not anticipate that it will attempt to retain a sales agent to sell the domestic or foreign rights to the Picture. No assurance can be given that the Company will be able to sell any rights to the Picture or that if such rights are sold it will be on terms advantageous to the Company. The Company and Management were both formed in 2014.  The Picture will be the Company’s first independent feature film project.  Accordingly, the Company has limited assets and limited working capital.

Domestic Market Place

Investors should particularly note the Company intends to seek a service theatrical release. At this time, the United States domestic distribution business is substantially dominated by large studio distributors (e.g., Fox, Sony, Paramount, Universal, Warner Bros., MGM and Disney) and their affiliates (e.g., Fox Searchlight, Sony Classics, Paramount Vantage, Focus Features, United Artists and Miramax). These companies are joined in the marketplace by a limited number of independent distribution companies including Lionsgate, Summit and the Weinstein Company, which acquire independently produced motion pictures and may finance film projects directly at budgets significantly more modest than those typically undertaken by the major studios.  The studios are increasingly focused on large budget (“event”) pictures or smaller art house projects. Motion pictures with budgets under $3,000,000, with no major acting elements attached to them are increasingly being released directly to cable television and/or home video, and receive little or no theatrical marketing support. A limited theatrical release, or no theatrical release at all, will have a materially adverse effect on the financial return which may be realized by a particular film in all other markets. Since the domestic marketplace often impacts foreign territories, the absence of domestic buyers may impact each film's potential sales.

Exposure to Worldwide Economic Conditions

It is intended that the Company will sublicense the Picture to foreign distributors for exhibition in their respective territories and/or media. Consequently, the value of the Picture's rights as determined by such distributors would be dependent upon many factors including the economic conditions in such distributors' territory. Economic downturns, changes in the currency exchange rates and changes in economic forecasts of any or all of the individual territories may have a material adverse impact on the Company. Even if distribution agreements are obtained for certain territories, economic changes in any territory could affect the ability to complete any transaction.

Possible Inadequacy of Company Funds

The Company will have limited capital available to it. If the entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then Management may cause the Company to sell all or a portion of its interest in the Picture to finance such shortfalls. Further, a shortage of funds may prevent or delay the Company from completing the production and distribution of the Picture. Although the Company and

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Management have planned for all of the expected production and distribution costs of the Picture, there is no assurance that the Company will have adequate capital to conduct its business.

Deferments

The Company and Management may arrange for services to be provided to the Company for the production and distribution of the Picture for which reduced compensation will be initially required, it being understood that the provider of such services will be compensated by the Company for the value of such services from the cash flow of the Company resulting from the exploitation of some or all rights in and to the Picture. The value of such deferrals will be negotiated and documented by Management prior to the provision of such services to the Company. The benefit of such arrangements is to reduce the direct cash costs of the Picture’s production. Such deferments may be paid from the Picture’s revenues before or after repayment to Unitholders of their investment, and/or prior to payment to Unitholders and Management of any other net proceeds based on the revenue of the Picture after such Unitholder recoupment, as Manager may establish in its reasonable judgment on behalf of Company through negotiation and/or otherwise.

Competition

The entertainment industry is characterized by intense competition. The Company will be subject to competition from other producers and distributors including major studios, which have greater financial resources and management experience and expertise than the Company. All aspects of the motion picture industry are highly competitive. The Company faces competition from “major” studios and other independent motion picture companies and television production companies not only in attracting creative, business and technical personnel for the production of films, but also in distributing the Picture. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than the Company, and have worldwide distribution organizations in place. The Company's Picture will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, virtual reality entertainment and other entertainment. There is no assurance that the Company will be able to compete in the entertainment business successfully or profitably.

Liabilities

There is no assurance that the Company will be able to pay all of its liabilities.

No Assurance of Profit

There is no assurance as to whether the Company will be profitable or earn revenues, or whether the Company will be able to return any investment funds, to make cash distributions or to meet its operating expenses.

Operations - Possible Liens

If the Company fails to pay for materials and services for the Picture on a timely basis, the Company's assets could be subject to materialmen's and workmen's liens. The Company may also be subject to bank liens in the event it defaults on loans from banks, if any.

Risk of Cost Overruns

The Company may incur substantial cost overruns in the production and distribution of the Picture.  Management is not responsible for cost overruns incurred in the Company's business and is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to dilute its ownership in the Picture substantially by requiring it to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Picture if it is unable to obtain the additional funds necessary to complete the production and marketing of the film. There is no assurance that the Company will be able to obtain sufficient capital to implement

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its business plan successfully. If a greater investment is required in the Picture because of cost overruns, the probability of earning a profit or a return of the investment in the Picture is diminished. Although the budget for the Picture will include a contingency reserve to cover unforeseen cost overruns, the Company will not be obtaining a completion bond or other similar insurance which might mitigate the risk of cost overruns.

ITEM 4

DILUTION

Risk of Dilution of Ownership in Motion Picture.

The Company has the right to raise additional capital or incur borrowings from third parties to finance the distribution and marketing of the Picture, in excess of the maximum capital which can be raised from the sale of Units in this offering (i.e., $3,000,000). The Company may engage in subsequent offerings of the Units or other classes of Units to raise capital or obtain services for production, marketing and/or distribution requirements of the Picture without the consent of the Unitholders, which would dilute the ownership in the Company and the Picture. The Company may convey a gross or adjusted gross proceeds interest in the Picture, calculated before the point at which the financial interests may be repaid or other proceeds allocable to the Unitholders may be available for distribution, to affiliated and unaffiliated talent as partial or total compensation for their services, and to other parties, including those contributing capital or making loans for the Picture. The Company may also convey a gross revenue interest in the Picture to the domestic distributor if a domestic distributor is secured and to the international distributor if an international distributor is secured, whether in the form of a distribution service fee or otherwise. Gross and net proceeds interests in the Picture that are conveyed by the Company to third parties for important services such as distribution and talent may be senior or subordinate to recoupment by the Company of its capital contributions (made through the Series). The Company may also raise additional capital for production, marketing, or to pay print and advertising costs for the Picture directly, which Management believes may allow the Company to negotiate better terms with distributors. The Company is subject to the risk of experiencing additional dilution of its ownership in the Picture pursuant to separate agreements that it may enter into from time to time for the completion of the Picture, or for the sale, distribution, marketing and licensing of the Motion Picture.

ITEM 5

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Units.  Subject to the terms of this Circular and the Operating Agreement, the Company is authorized to issue equity interests in the Company (the “Units”) which shall constitute limited liability company interests.  Other than as set forth in this Agreement, each Unit of the Company shall be identical in all respects with each other Unit of the Company of the same class.  The capital structure of the Company shall initially consist of two classes of membership interests: Common Units and Preferred Units.

a.Underwriters

No underwriters will be utilized in this subscription agreement.

b.Commissions

No commissions will be paid from the sale of member units.

c.Transfer of Units

Units will be transferred through a subscription agreement.

d.Ownership of Securities

No security holders or any entity outside the company own any preferred units of the company.

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e.Ownership of Securities

Withdrawal of Capital Contributions. Except as otherwise provided in the Operating Agreement, no Member shall have the right to

(a) withdraw its Capital Contributions,

(b) demand or receive property other than cash in return of its Capital Contributions, or

(c) receive priority over any other Member as to the return of Capital Contributions to the Company or as to Net Profits, Net Losses, or distributions from the Company.

Return of Contributions. No Member or Manager shall be personally liable for the return of any Capital Contributions of any Member. Any return of Capital Contributions contributed to the Company shall be made solely from the assets of the Company.

Failure to meet minimum best effort. Should the company fail to meet the minimum levels of the best effort offering Managers will determine if it is

(1) in the best interest to proceed under a restricted capital plan

(2) seek debt funding

(3) extend the offering time period or

(4) return capital contributions as held in escrow.

f.Material Delay

There will be no material delay of funds as the issuer will directly issue Units to Subscribers.

ITEM 6

USE OF PROCEEDS

All proceeds from this offering will be utilized in the development, preproduction, production, post production, distribution and marketing of the feature film tentatively entitled “The Open Window”. Development of a feature film includes script development, engaging certain above the line crew, and funding the project. Preproduction begins the production phase of the film, the cast and crew will be hired, locations and equipment contracted, schedules created and any purchases of supplies necessary for the production will be made. Production, also called principle photography, entails the filming of all the necessary material for the assembly of the final film. Post Production includes the editing, composing of music, colorization, and conforming of the film for various distribution markets. This project will be self-distributed by the company. The self-distribution model will place the company closer to the retail dollar and maximize the ROI. Advertising the film is part of the distribution process, since this film is in the Christian genre, it benefits form a well-defined demographic. This well-defined demographic will enable the company to streamline advertising dollars. For a complete line item expenditure of the film see the Budget in Attachment A.

Allocation of Proceeds

All proceeds are allocated to the production and exploitation of the Film. No proceeds will be allocated to any other purpose.

Determination of Consideration to Manager

The net proceeds interest and cash consideration being paid by the Company to its manager, Management, for rights granted and production services rendered in connection with the Film have not been determined based on arm's length negotiation. While Management believes that the consideration is fair for the rights being furnished to Company and services being performed, there is no assurance that the consideration to Management reflects the true market value of its services.

Management Compensation

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Management will be reimbursed for the direct and an allocable portion of overhead expenses it incurs in managing the Company's operations. Management will also receive compensation for the Film's screenplay and for production and marketing services performed for the Company. In addition to such fees appearing in the Film’s budget, Management will retain a 50% net proceeds’ interest in the Company’s Picture income reflected in Management’s ownership of the Company, after the Company receives a return of its capital contribution plus a premium equal to 10% of such capital contribution. These compensation arrangements increase the risk that the Company will not be profitable. In light of the services being performed and expenses being incurred by Management in connection with the Company, including forming the Company, organizing its operations, raising its capital, producing the Picture and monitoring and managing the Company's day-to-day operations, Management believes that the compensation and expense reimbursements are fair and in accordance with standard industry practices.

Reliance on Manager

Management is given the exclusive authority to manage the Company's business. Investors (i.e. Unitholders) must be willing to entrust all aspects of the Company's business to Management.  The loss of Management, or of Management’s principal, David Greene, would have a material adverse impact on the Company. The Company will be largely dependent upon Management, for the direction, management and daily supervision of the Company's operations. Management is not required to and may not devote its full time and attention to the management of the Company, and/or the production and distribution of the Picture.

Resources of the Manager

Management has a limited and illiquid net worth. Consequently, it is not anticipated that Management or its affiliates will have the financial resources or the liquidity to provide funds to the Company in the event that the Company needs additional working capital. Furthermore, Management does not have any obligation to make loans or provide capital to the Company.

Indemnification of Manager, Directors and Executive Officers

The Company will, within the limits of capital contributions and retained assets, hold Management harmless against certain claims arising from Company activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If the Company were called upon to perform under its indemnification agreement, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Picture, or for distributions to the Unitholders, if any.

Best Effort Offering

The company is making a best effort offering of 3,000 preferred units. The minimum offering amount of 1,300 Preferred Units is sufficient to produce the Film and perform a limited theatrical release (Platform Release) of the Film. A Platform Release would encompass 5 major markets and depending on the Film’s success, may grow to a wider release. The Platform Release will take longer to realize the full return of the films box office receipts than a wide release. Should the company sell units in excess of the minimum, up to the maximum offering of 3,000 Preferred Units, the addition proceeds will be utilized to widen the release of the film.

History

The company has no history as it is a newly formed company. Rather than a 12-month operation plan, following is a milestone operation plan and the time period expected to achieve each milestone.

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Current The company is currently in the development phase of the Film. In the development phase, the script is written, finding is acquired and key personnel are contracted. Script writing is an ongoing process, the first draft was completed on December 22, 2015. The first rewrite was under taken on completed on 15 January, 2016. While the writing process continues with the 2nd rewrite, the first is sufficient to create a rough schedule and budget. This offering will run concurrently with the script development. Once $650,000 or 650 units subscriptions have been executed, and the funds are in escrow, management will approach actors for the leading role. Actors are typically prohibited by their contracts with agencies that represent them from committing or even giving a letter of intent to a project until funding is in escrow. Development will end when the script is complete and the minimum effort of 1300 units subscribed has been achieved.

Preproduction Once development is complete, preproduction will begin. The first effort will be to execute contracts with a location manager and production designer. Then the wardrobe and rest of the crew. Auditions for the remaining cast will be held. Equipment will be rented and prepared including camera, lighting and sound. A note here is the preferred method for the production is to do a coproduction with Oklahoma City Community College (OCCC).

A coproduction would allow OCCC to form a special topics class where the students would enroll and be crew members on the film. They would work under the supervision of industry professionals. In addition, the Company could rent the colleges studio for shooting as well. This has been a proven means of production as the fil “Just Crazy Enough” and Francis Ford Coppola’s test shoot of “Distant Vision” were shoot in this manner.

Preproduction should take no more than a month to complete.

Production The production schedule is created in preproduction. Principal photography is a very well defined process by industry standards. Progress is measured in the number of script pages shot in a day. Cost is calculated by shooting days. Currently we are planning 25 shooting days, or 5 weeks of production.

Post-production requires an initial edit and a picture lock. Once picture lock is achieved then several concurrent editing functions will take place. Dialog enhancement, sound track composition and recording, coloring and conforming. This process is allocated 4 months. Concurrently with post production will be promotion planning.

Distribution Once the final product is nearing completion, the manager will look at market timing. This is to avoid any major film release. Once market timing is determined the advertising campaign will be set in motion. The film will then be released into domestic theaters. Typically, the theater run is 90 days, though some films have longer theatrical runs, like “God’s not Dead” for example had a 140 day run. Once the theater tally’s the box office, half the proceeds are sent to the distributor. Once the distributor receives the proceeds they will deduct their portion (10%) and pay the rest to the company. Depending on the reporting schedule (most are quarterly) it may take several months before the proceeds are distributed to the unitholders. For more detailed information on distribution see Item 7 Description of Business Product and Distribution section.

Additional Funds

Management does not anticipate the use of any additional funds beyond the proceeds of this offering. Should the minimum offering not be met, management may seek other funding sources to meet the difference in the amount of the proceeds and the amount of the minimum offering.

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Indebtedness

The company has no indebtedness. Therefore, no proceeds will be used for the purpose of paying any indebtedness.

Acquired Assets

The only property the company will acquire is that necessary for the production of the film. This may include wardrobe, set dressing, props, specialty equipment and other expendable film supplies. Some of this real property must be held until the final edit of the film has been completed, in case any reshoots are necessary. Once the film is complete any real property acquired by the company will be sold.

Use of Proceeds

The company reserves the right to use the proceeds for a similar film project in the case of the current project becoming unavailable for production.

ITEM 7

DESCRIPTION OF BUSINESS

General Description

The Open Window is an independent film based on a real life story of Shannon Hazen.  The Open Window Movie LLC will produce and distribute the film in all film markets and venues. The Film will be in the highly marketable and successful Christian genre. The Film is based on the true story of Shannon Hazen and the abduction of her 8-year-old daughter Kirsten Hatfield from her bed as she slept. This story has received national attention from the news media and continues to do so as the case remains unsolved and unfolds. The film may be produced as a coproduction with Oklahoma City Community College in order to maximize the quality of product while controlling costs.

Oklahoma City Community College has a robust film and video program. It features a modern 6,000 square foot studio capable of handling a full scale production. Over a half a million-dollar inventory of modern film equipment. An avid editing suite with 30 editing stations and a scratch finishing station. This project may be utilized as an elective class in the Film and Video program, where students will enroll and work on the film. This has been a highly successful venue as the feature film Just Crazy Enough and Francis Ford Coppola’s Distant Vision were produce in this fashion. Find out more about OCCC and Francis Ford Coppola’s comments here: http://www.occc.edu/academics/programs/film-video-production.html

Key attachments to this project include Gray Frederickson Oscar winning producer of the Godfather II. In addition to the Godfather Trilogy Gray produced Apocalypse Now, The Outsiders and over 50 other films. His film sales total over 1 billion dollars.

David Greene as Producer, Writer and Director is known as a digital cinema expert. His credits include two of the largest grossing political documentaries; 2016 Obama’s America and America Imagine a World Without Her. A thirty-year Air Force veteran David started making films with Gray in 2004 and the two have collaborated on several film projects. The film is in good hands with these two veterans.

The production of the film will be accomplished utilizing recognized film production standards. Not only are Gray Frederickson and David Greene film making veterans, but Oklahoma City has a broad base of highly experienced film makers. These craftsmen are well known to the producers and will be solicited based on their capabilities and expertise in their field.

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The company intends to manage its own distribution of the film. This includes theater placement and all the advertising required for the exploitation of the film. These costs are included in this offering. The company will hire an independent distributor, like Rocky Mountain Pictures, to place the film in theaters. The company intends to utilize Christian radio for the main advertising venue. K-Love radio for instance has over 25M unique listeners weekly.  These listeners are our target demographic, so a small portion of that listening audience can make this film a financial success.

 The company has taken great care to create a story with deep meaning that will resonate with the Christian audience, will utilize highly experienced crew and the use of a OCCC coproduction if possible, will manage the distribution to place the company as close as possible to the retail dollar and will use a very lean and highly targeted promotion and advertising campaign, all of this together will increase the possibility of a highly successful film.

Industry

The industry report from MPAA indicates Domestic theatrical revenue is stable and major increase in foreign revenue.

Global box office for all films released in each country around the world reached $34.6 billion in 2014, an increase of 1% over the record setting 2013 box office. Growth continued to be driven by a dramatic expansion in the Asia Pacific region, which was up 12% overall, including China, which jumped 34% and became the first international market to exceed$4 billion in box office ($4.8 billion total). The total growth occurred despite a drop in the US/Canada box office, which was at 10.4 billion was down 5%.

(source: MPAA annual Theatrical Market Statistics Report for 2014)

Market

The Christian film market continues to prosper.  Although there is no boilerplate for making a successful film, a strong story with a moral that lies deep in the heart of the church, advertising to a well-defined demographic, a high quality production and a highly focused advertising campaign increases the probability of a film’s success.

The making of genre specific movies must be evaluated in two regards, is the film true to the genre and what is the population of the demographic that supports the genre. Recent movies such as War Room and Woodlawn, are a few of the genre movies that have done well at the box office. Based on the performance of movies such as these we can make some predictions based on genre. The following table shows domestic box office receipts for the top 50 movies in the Christian genre.

(source: Box office mojo)

Rank	Title	Studio	Lifetime Gross	Theaters
1	The Passion of the Christ	NM	$370,782,930	3,408
2	The Chronicles of Narnia: The Lion, the Witch and the Wardrobe	BV	$291,710,957	3,853
3	The Chronicles of Narnia: Prince Caspian	BV	$141,621,490	3,929
4	The Chronicles of Narnia: The Voyage of the Dawn Treader	Fox	$104,386,950	3,555
5	Heaven is for Real	TriS	$91,443,253	3,048
6	War Room	TriS	$67,790,117	1,945
7	God's Not Dead	Free	$60,755,732	1,860
8	Son of God	Fox	$59,700,064	3,271
9	Soul Surfer	TriS	$43,853,424	2,240
10	The Nativity Story	NL	$37,629,831	3,083
11	Courageous	TriS	$34,522,221	1,214

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12	Fireproof	Gold.	$33,456,317	905
13	When the Game Stands Tall	TriS	$30,127,963	2,766
14	Jonah: A VeggieTales Movie	Art.	$25,581,229	1,625
15	Woodlawn	PFR	$14,371,600	1,553
16	Left Behind (2014)	Free	$14,019,924	1,887
17	One Night with the King	8X	$13,395,961	909
18	Do You Believe?	PFR	$12,985,600	1,356
19	The Pirates Who Don't Do Anything	Uni.	$12,981,269	1,340
20	The Omega Code	Prov.	$12,614,346	450
21	End of the Spear	RM	$11,967,000	1,163
22	Moms' Night Out	TriS	$10,429,707	1,046
23	Facing the Giants	IDP	$10,178,331	441
24	Expelled: No Intelligence Allowed	RM	$7,720,487	1,052
25	Little Boy	ORF	$6,485,961	1,045
26	Megiddo: The Omega Code II	8X	$6,047,691	353
27	Luther	RS	$5,791,328	400
28	October Baby	5&2	$5,357,328	14
29	90 Minutes in Heaven	Gold.	$4,842,699	899
30	The Other Side of Heaven	Excel	$4,720,371	306
31	Seven Days in Utopia	Visio	$4,373,074	561
32	Left Behind	Cloud	$4,224,065	867
33	China Cry: A True Story	Pen.	$4,212,828	-
34	The Gospel of John	Think	$4,069,090	113
35	To Save a Life	Gold.	$3,777,210	441
36	The Ultimate Gift	BPic	$3,438,735	816
37	The Work and the Glory	Excel	$3,347,647	112
38	Last Ounce of Courage	RM	$3,329,674	1,407
39	Home Run	Gold.	$2,861,020	381
40	The Judas Project	RS	$2,850,135	1
41	Letters to God	Viv.	$2,848,578	897
42	The Identical	Free	$2,827,666	1,956
43	Kirk Cameron's Saving Christmas	Gold.	$2,783,970	410
44	God's Army	Zion	$2,637,726	50
45	Therese: The Story of Saint Therese of Lisieux	Luke	$2,627,016	65
46	Captive (2015)	Par.	$2,583,301	807
47	Grace Unplugged	RAtt.	$2,507,201	511
48	The Grace Card	Gold.	$2,430,735	352
49	I'm In Love With a Church Girl	HTR	$2,387,730	458
50	The Christmas Candle	ELS	$2,258,620	392

The table above shows the strength of the Christian genre. Hollywood tends to use a much more secular formula for success, which often contains sex, nudity, violence and shocking visuals. So in essences Hollywood forgot about the Christians. They forgot about the great hits of the past like Ben Hur and The Ten Commandments. Fortunately, Christians have not forgotten how to go to movies. War Room received poor reviews by the critics, but came in number 1 at the box office. The critics complained about its most attractive feature, the Christian story. So this is evident that you must have the right

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message and get your message out. To that regard this script has been developed in painstaking detail to ensure it is on message. The producers have also created a unique marketing plan to get the word out.

Product and Distribution

The product of the company is the feature length film The Open Window. The exploitation of the film is as follows;

Theatrical Distribution (Domestic)

The theatrical motion picture market is, of course, the most important and most prestigious market for any feature film. Management intends to purchase a service release from a company (distributor) that specializes in such type releases, Rocky Mountain Pictures is one such company.  Service release companies provide the theater bookings for the Picture, but the Company is responsible for all promotion and advertising. The theaters typically keep 50% of the box office and pays the other 50% to the distributor. The cost of the service release is $50,000.00. The first $500, 000.00 realized by the distributor will come directly to the company, after that the Company will receive 90% of any additional theatrical revenues. The manager believes that this will produce a higher yield than selling the movie to a major distributor.

Home Video (DVD and New Media) Market

The United States home video market, although relatively flat over the last several years as DVD prices and rental volume has declined in the face of expanded entertainment content alternatives delivered through new technologies, remains a very lucrative source of income for film distributors and independent producers.  Management will manage home video rights (which include DVD, cable, internet and wireless to mobile devices video-on-demand and download-to-own services) for the Film.  For independent films that secure theatrical release, the home video market place typically comes three to six months following initial theatrical exhibition.  However, the advent of new technologies (e.g., mobile media delivery of films, and internet or cable video on demand services) which are considered “home video” media are beginning to accelerate these release windows. Home video sales revenue is to some extent dependent upon theatrical exposure, as the theatrical marketing effort and favorable reviews of the Film drive DVD sales and rentals. By managing the films distribution, the company can create its own retail outlets for DVD sales as well as streaming video. This is accomplished through on line retailers like Amazon, and streaming video providers like Vimeo on demand. This puts the company closer to the retail dollar and can realize as much as 90% of the retail sale. The company also will pursue a presence in brick and mortar stores such as Wal-Mart and other major retailers.

Television Sales – Pay Television, Broadcast Television and Cable

Television sales include subscription TV (e.g., HBO/Showtime/Starz), cable TV (e.g., TNT, USA), direct satellite, independent broadcast television stations, syndication rights to independent stations and station groups, etc. These rights would be negotiated and granted by the Company, and can account for a large source of revenue for the company. Television sales revenue is somewhat dependent upon the Motion Picture's success in its theatrical release, i.e., box office receipts and critical response. Assuming a successful theatrical release for the Film, these rights will typically be exploited in a sequence beginning with pay television services (after departure of the Film from general theatrical release but prior to home video release), and then to broadcast and/or cable services (typically no earlier than a year following home video release). These sales usually occur at structured film markets such as MIPCOM.

Foreign Theatrical Sales

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Outside North America, the world theatrical market may provide significant revenues to the Picture. Markets such as Germany, France, England, Italy, Spain, the Scandinavian countries, Japan, the former Eastern European Soviet Bloc countries, etc., all actively negotiate distribution agreements for American films. Management will coordinate such sales to all foreign territories through an experienced international sales agent, in an effort to secure distribution on favorable terms from these territories.

Foreign Television and Home Video Sales

Again, licensing of foreign rights for television (satellite, cable and over the air broadcast), which continues to grow with the expansion of cable and satellite television channels and commercial broadcast networks in Europe, the former Soviet Union, India, China, etc., will be handled by a reputable international sales agent.  Of course, licensing fees vary from country to country, but total foreign sales could equal or exceed those which may be derived from the North American marketplace, though in the Christian genre most films earn the bulk of their revenues from domestic sources.

Non-Theatrical Distribution

These rights include distribution to schools, airlines, colleges, churches etc. The company will negotiate them with a distributor who specializes in non-theatrical sales. This market could allow for thousands of dollars in revenues for Company, and it is the intention of Management to maximize the Picture's exposure in this market place.

Film Markets

The most prestigious North American film market is American Film Market where many foreign rights sales are made. Additionally, other the Film may be exhibited at other foreign film markets like Cannes and Berlin.

In addition to a self-managed distribution, the company may seek to sell the film to a distribution company such as Lionsgate or other major studios. A sell of this nature would be negotiated and only executed if it is agreed to be in the best interest of the company members.

Status

This project is currently in the development stage. The script is in a second rewrite stage. This offering is to fund the company, and is the only offering planned. Once the Company has received in escrow half the minimum offering of $650,000, it will approach stars for the role of Shannon. Once the minimum funding is met preproduction will be scheduled.

Material

The company managers currently own all rights to the script which will be transferred to the company once the common stock is issued.

Employees

Currently the company has no employees. However, it will employ up to 70 individuals through the various stages of the film’s creation. All employees are temporary. All employee cost is contained in the budget Attachment A

Legal

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The company has not been in any bankruptcy nor legal proceedings.

Limiting Factors

The company’s promotion and advertising plan is highly dependent upon Christian radio networks. Should the availability of those networks become restricted or unavailable, it could have a material impact on the company’s ability to promote the film with the current offering.

Segment Data

The company is neither a subsidiary nor a parent company to any other company. There is no segment data.

Industry Guides

There are no specific industry guides for film and television.

Disclosure

This offering meets the guidance set forth in Security Act Release Number 33-6900

ITEM 8

PROPERTY

Physical Property

The company owns no physical property.

Intellectual Property

The company will own all rights including copyright of the script and film tentatively entitled “The Open Window”.

ITEM 9

FINANCIAL CONDITION

Current Condition

The company currently has no assets. All proceeds from this offering will be held in escrow until the minimum best effort is met, or the management has determined to proceed in an alternative production plan. Once the Preproduction begins all proceeds will be considered committed and non-refundable.

Expected Operations and returns

This section contains forward looking statements and are estimates only. The Company cannot guarantee the Films performance will match any performance given in this estimate. Film project revenues and return on investment are highly speculative. The following graph shows a high, medium and low estimate. The high estimate is based on the film “God’s Not Dead”, The medium estimate is based on “Moms’ Night Out” and the low estimate is based on “Grace Unplugged”. The financial data for these estimates were obtained from www.the-numbers.com. The Manager believes this to be a fair

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evaluation for the potential of this movie. For the purpose of this estimate, the Manager is anticipating a 3M dollar total budget (the maximum raise of the best effort offering). In a normal distribution print and advertising money is the last in and the first out (LIFO), with our self-distribution model all investment is treated equal.

	Gods Not Dead	Moms' Night Out	Grace Unplugged
	High	Medium	Low
Total domestic box office	$ 60,755,732	$ 10,429,707	$ 2,507,159
Total Foreign Sales	$ 3,021,360	$ 107,634	$ -
Home Theater Sales	$ 27,614,741	$ 5,597,649	$ 4,083,617
Total Performance	$ 91,391,833	$ 16,134,990	$ 6,590,776

Box Office received by the distributor	$ 30,377,866	$ 5,214,854	$ 1,253,580
Box office received by the company	$ 27,340,079	$ 4,693,368	$ 1,128,222
Total Foreign Sales received by the company	$ 2,719,224	$ 96,871	$ -
Total Home theater received by the company	$ 16,568,845	$ 3,358,589	$ 2,450,170
Total received by the company	$ 46,628,148	$ 8,148,828	$ 3,578,392

Total Investment	$ 3,000,000	$ 3,000,000	$ 3,000,000
Investor payback	$ 3,300,000	$ 3,300,000	$ 3,300,000
Investor share of remaining earnings	$ 21,664,074	$ 2,424,414	$139,196
Total return to investor	$ 24,964,074	$ 5,724,414	$ 3,439,196
ROI	732.14%	90.81%	14.64%

To put these numbers in perspective the population of Oklahoma City is 610,000 people. The average cost of a movie ticket is $8.62. If half the people in Oklahoma City come out to see the move made in Oklahoma about an Oklahoma family, then the theater gross would be approximately 2.6M which meets the same performance level as Grace Unplugged. But our story has already gained national attention in the news media, our advertising will be nationwide. The potential ROI is great.

Operation plan

The following is a milestone plan of the production and exploitation of the film;

Development The development phase of the film is currently underway. During this phase the company will finish rewrites to the script and raise the funding for the production and exploitation of the film. The exact length of this phase cannot be predicted, it is dependent on the length of the fund raising offer.

Preproduction Once development is complete preproduction begins. Once preproduction begins the Company will consider all funds committed to the project. During preproduction, equipment will be rented and prepared for production. Wardrobe will be purchased or rented and fitted for the actors. Expendables like make up, tape, gels, etc. will be purchased. Actors will be rehearsed. Locations will be scouted and secured. A production schedule will be created. It is expected to take no more than one month to complete preproduction.

Production Also known as principal photography will be conducted according to accepted industry practices. The production schedule created in preproduction will be executed. While production is a very creative endeavor, it follows a very mechanical process. Each day on set will follow a pattern of execution to ensure the days filming is complete. Ending each day several reports are generated. Two of particular interest is the “Daily Wrap Report”. It allows the producer and

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production team to monitor the crews progress in filming. With the daily wrap report a financial report of “Cost to the end of Show” is generated. This report evaluates the expenditures to date and the expenditures to come to ensure there are sufficient funds to finish the production. The production phase will last less than two months

Postproduction Is the phase of finishing the movie. The edit of the film is made, the location sound is sweetened, the coloring is corrected and enhanced and the music and sound track is added. This phase takes approximately four months.

Distribution This is the income generation phase, and the last of expenditures. The finished film is sent to a lab that will conform the film for various outputs. See the above narrative for the distribution plan.

Trends

The motion picture industry is performing strong and still the most popular entertainment venue in the world. See the Market Section under Item 7 Description of Business for detailed information.

ITEM 10

OFFICERS and EMPLOYEES

David Greene

The managing member for the Company is David Greene. David has been in the film industry for over a decade. His credits include two of the largest grossing political documentaries; “2016: Obamas America” and “America imagine a world without her”. “America imagine a world without her” received a Cinema Score rating of A+, which few films have achieved. Films lie “Schindler’s List” and “Jaws” are a few films that have achieved that A+ rating. David is a 32-year Air Force veteran. He flew aboard the Airborne Command and Control aircraft as an Airborne Radar Technician. While still in the Air Force Reserves he attended Oklahoma City Community College (OCCC) and graduated with a AAS in Film and Video Studies. He started making movies in 2003 with Director Fritz Kiersch (best known for “Children of the Corn”) and Producer Gray Frederickson (Oscar winning producer for the “Godfather II”) on the movie “The Hunt” His background in electronics and optics made him a natural fit in the emerging digital cinema world. He owned the first red one camera in the state of Oklahoma, a camera that has revolutionized the industry. David is considered a digital cinema expert, as such he was enlisted to teach cinematography I &II at the film and video program at OCCC. As both a practicing Christian and a Digital Cinema Expert he is uniquely qualified to direct this film.

Gray Frederickson

Gray Frederickson is an Oscar winning producer. He has a long and distinctive filmography including, but not limited to, The Godfather I, II & III, Apocalypse Now, The Outsiders, UHF, Lady Bugs and many, many more. Gray started his film career shortly after graduating from Oklahoma University.  It was while living in Italy that he first got involved in filmmaking. It wasn’t long until he was making partnerships with those that would become Hollywood legends. He started working with Clint Eastwood on the famed “spaghetti western” The Good, The Bad and The Ugly, then traveled back to Hollywood, and with Fred Roos and Al Ruddy, started producing movies directed by Francis Ford Coppola. This led to his receiving Hollywood’s highest award, the Oscar for Godfather II.

Gray is now living in Oklahoma, where he is using his talents to give young film makers an insight to the film business, as the artist in residence of the Oklahoma City Community College Film and Video Program. Gray’s unique insight and his known ability to bring in big movies on low budgets have made him a marvelous inspiration to independent film students. He continues to produce independent movies and will be the producer of this Film.

Gray brings an insider’s connection to Hollywood talent and machinery that is often the difference of success and failure for an independent film.

Robert Slavens

Robert Slavens is a managing member and an associate producer.  He has over thirty-five years of international business experience and a proven record of accomplishments in both the public and private sectors worldwide.  He possesses an extensive working knowledge of the complex issues relating to film production and commercial development projects.

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As, Business Development Director for The Greater Los Angeles World Trade Center Association, Robert has aided in the creation and implementation of various business, public-private partnerships and cultural projects worldwide.

Additionally, Robert has four decades of photography under his belt, having won his first award in 1982. His work has been sold internationally and he has produced a diverse mix educational seminars, public outreach programs, trade missions, as well as, commercial print and video ads.  Robert now lives in Oklahoma and is active in his community serving as a volunteer on local civic and charitable organizations.  Currently he serves as Chairman of the Salvation Army Advisory Board.

Cast

Casting for a feature film is accomplished in the development and preproduction portion of the film’s process. Unlike big studio films, independent films are required to show proof of funding before actors will sign with an independent film. In fact, most talent agencies forbid any of their clients from even giving an independent film a letter of intent to perform on a film. Many things go into the signing of a star, schedules, availability, pay, type of project, others associated with the project and so forth. So while we cannot identify individual stars we can give examples of the type of star we will seek once funding is available. Hillary Duff is one such star that we would like to engage.

Hillary Duff was born on September 28, 1987 in Houston, Texas. At age six she had been traveling in the Cechetti Ballet with her sister Haylie Duff, but decided she wanted to fulfill her dream of acting. Her first part was in the mini-series True Women (1997), but her first starring role was as "Ellie" in The Soul Collector (1999), for which she won a Best Performance in a TV Movie or Pilot (Supporting Young Actress) Young Artist Award. Hilary also starred in Casper Meets Wendy (1998) in 1998, in which she played the young witch "Wendy".

Success came again as she took the role of the starring title character "Lizzie McGuire" in the #1 hit Disney Channel series Lizzie McGuire (2001). "Lizzie" was extremely successful and spawned The Lizzie McGuire Movie (2003).

The Lizzie McGuire Movie (2003) was released to theaters on May 2nd, 2003, grossing an impressive US$42 million domestically. Hilary also appeared in Agent Cody Banks (2003) in 2003. Additionally, Hilary is storming the music charts, with singles "So Yesterday" and "Come Clean" settling nicely into the top 40. Hilary's first album, "Metamorphosis", debuted at #2 on the Billboard 200, and eventually ascended to #1 in the following weeks. To date, it has sold more than 2 million copies. Although she toured the USA in support of "Metamorphosis", Hilary hasn't discarded her film career. A Cinderella Story (2004), co-starring Chad Michael Murray, hit theaters on July 19th. The Perfect Man (2005) and Raise Your Voice (2004) opened in 2005. Hilary was the 2004 international spokesperson of "Kids With A Cause", a charity organization that specializes in poverty-stricken children. Her other film credits include Cheaper by the Dozen (2003), Human Nature (2001), Cadet Kelly (2002) and True Women (1997).

We have had no contact with Hillary Diff and only offer this information to identify the type of star we would seek

Crew

Oklahoma City has a large and highly experienced crew base that is well known to both the manager and producer. The key crew positions will be filled once the minimum offering is reached. Expected pay for all crew positions is enumerated in the budget Attachment A.

Name	Position	Age	Term of Office	Hours per week	Notes
Gray Frederickson	Producer	78	Permanent	50	These positions are active during preproduction, production and to a lesser extent post production.
David Greene	Producer/Director	56	Permanent	50

Footnotes

1)David Greene is the managing member of the Company.

2)Gray Frederickson is the producer of The Film

3)David Greene is the director of the Film.

4)The producer and the Director fulfill specific jobs for the production of the Film, whereas the managing member fulfills business obligations of the Company.

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5)There are no family ties within the Company

Experience

Gray Frederickson has produced 13 films in the last five years. Including a new cinema concept “distant vision” for Francis Ford Coppola. With over 50 years in the film industry, an Oscar and over 1 billion dollars of film sales, Gray is considered an A-lister in Hollywood.

David Greene was the editor on the “2016:Obama’s America” The second highest grossing political documentary of all time. Production Manager on “America, Imagine a world without her” A film garnering an A+ rating from Movie Score. David has been the Director of Photography on several film and commercial projects in the last five years. For the last two years he has dedicated most of his efforts to the development of this project.

Legal Proceedings

Neither officer is involved with any legal proceedings or have filed bankruptcy.

ITEM 11

COMPENSATION

Compensations

 Presently no person has received any compensation from the company. No one will receive any compensation until the film is fully funded to the minimum offering level or an alternative means of production is undertaken. All compensations are listed in “Attachment A” the Budget. The following are the four top anticipated salaries.

 The Star up to $250,000

 Gray Frederickson $40,000

 David Greene$40,000

 Shannon Hazen$40,000

ITEM 12

MANAGEMENT SECURITY OWNERSHIP

Member Units

 Currently all member units are held by the Company. The Company anticipates the use of six thousand units, three thousand preferred units and three thousand common units. All preferred units will be issued with this offering. All common units will be issued on an equal amount of the preferred units issued so that unit purchasers will hold half the total units. The common units will be issued to, but not limited to the following individuals.

The Star

Gray Frederickson

David Greene

The amounts issued to these and other individuals will be determined at a later date. The company will retain 6% or more of the common units to pay Screen Actors Guild residuals and to cover other ongoing operating cost.

ITEM 13

TRANSACTION

Cash Transactions

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 The company has had no cash transactions in the past. All anticipated future transactions are reflected in Attachment A “The Budget”

ITEM 14

SECURITIES

Class

Subject to the terms of this Circular, the Company is authorized to issue equity interests in the Company (the “Units”) which shall constitute limited liability company interests.  Other than as set forth in this Circular, each Unit of the Company shall be identical in all respects with each other Unit of the Company of the same class.  The capital structure of the Company shall initially consist of two classes of membership interests: Common Units and Preferred Units.  This offering is a best effort offering of preferred units with a minimum effort of 1300 units and a maximum effort of 3000 units. Common units will be retained and issued by the company to certain individuals for services in the making of the film.

Dividend Rights

Distributions of proceeds may be made in the sole discretion of the Manager of the Company.  Management may from time to time distribute Cash Flow to the Members in proportion to their respective Percentage Interests.

Payout is an amount of distributions paid to preferred unit holders equal to 110% of the amount invested. Payout will be made from first money; no other distributions will be made until payout is complete. The company does reserve the right in case of future contract negotiations that others could adjoin the preferred unit holders in first proceeds returned to the company. Should this occur all preferred unit holders will be notified in writing.

Voting Rights

Meetings. Meetings of Members may be called by the Manager or any Common Unit Holder. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Member notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Common Unit Holder may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting. Preferred Unit Holders shall be entitled to notice of meetings but shall have no right to vote on any matters presented at a meeting.

Quorum. A Majority in Interest of Common Unit Holders, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members.

Voting. Except where a specified percentage in interest of Common Unit Holders is required in this Agreement, all matters shall be decided by a Majority in Interest of Common Unit Holders in person or by proxy. Unless otherwise provided by law, no proxy shall be voted after six months from its date. Departing Members shall not be entitled to receive notices, vote, call meetings or act as proxies.

Liquidation

Dissolution of the Company. The Company shall be dissolved and terminated upon approval of a Majority in Interest.

Liquidating Agent for the Company. Upon dissolution of the Company, the Manager shall act to liquidate the Company.  The Manager may, in its discretion, sell the assets of the Company or may distribute all or any part of such assets in kind. Should the Manager elect to distribute assets in kind, the assets shall be treated as if sold for fair market value during the year in which the assets are distributed, as reasonably determined by the Manager, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized

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had the assets been sold for fair market value and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell assets. Net Profits and Net Losses realized during liquidation shall be credited and charged to the Members in the same shares and proportions as if realized during the year in which liquidation occurs.

Payment of Company Debts. Upon dissolution of the Company, the debts and obligations of the Company, including liabilities to Members, shall be paid and discharged from the assets of the Company. For the purposes of this paragraph, the Capital Accounts of the Members shall not be considered debts or obligations of the Company.

Liquidating Distributions by the Company.

a)If the liquidation of the Company occurs prior to Payout, after payment of all debts and obligations of the Company and the establishment of an adequate reserve for contingencies, the remaining funds of the Company shall be distributed in the following order:

1)First, to the Preferred Unit Holders in an amount necessary to cause Payout to occur; provided that if the Company’s assets available for distribution are insufficient to permit the payment to the Preferred Unit Holders of the entire amount necessary to cause Payout to occur, the assets will be distributed ratably among the Preferred Unit Holders in proportion to the amount each such holder would otherwise be entitled to receive.

2)Then to the Common Unit Holders and Preferred Unit Holders in accordance with the remaining positive balances in their Capital Accounts (after taking into account all Capital Account adjustments for the Company’s taxable year during which liquidation occurs).

a)If the liquidation of the Company occurs after Payout, after payment of all debts and obligations and the establishment of an adequate reserve for contingencies, in each case, of the Company, the remaining funds of the Company shall be distributed to the Members in accordance with the positive balances in their Capital Accounts.

b)Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b) (2) (ii) (b) (2) of the Treasury Regulations. Upon a liquidation within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year in which liquidation occurs), the Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of the Member’s Capital Account shall not be considered a debt of the Member to the Company or to any other Person.

Termination of the Company. Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be terminated. The Manager shall take such action as may be necessary to terminate the Company.

Preemptive Rights

If the company for any reason needs to make another offering current unitholders will have preemptive rights.

Conversion Rights

 The company offers no conversion of the type of units.

Redemption

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Restriction on Transfer for Preferred Units.  Notwithstanding anything to the contrary contained in this Agreement, the Preferred Unit Holders may not Transfer their respective Preferred Units without the prior written consent of the Manager, which consent may be given or withheld in the Manager’s absolute and sole discretion.

Sinking Fund

 No bonds will be utilized

Additional Requirements

 The Members shall not be required to contribute additional amounts to the capital of the Company.

Management

Management. The business and affairs of the Company shall be managed and conducted by or under the direction of the Manager. A Manager may, but need not be, a Member.

Number of Managers; Initial Managers. The number of initial Managers shall be one (1). Subject to the section “Removal of manager” below, the sole Manager of the Company shall be David Greene.

Term of Manager. The Manager shall serve until a successor or successors are duly elected and have qualified, or until its earlier resignation or removal pursuant to section “Removal of manager” below.

Rights and Powers. The Manager shall, without limiting the generality of the foregoing, but subject to the restrictions and limitations set forth in this Agreement, have the following rights and powers:

a.To select and remove all officers, agents and employees of the Company, prescribe such powers and duties for them as may not be inconsistent with law, the Articles of Organization or this Agreement, and fix their compensation;

b.To designate any place within or without the State of Oklahoma for the holding of any Members’ meeting or meetings;

c.To borrow money and incur indebtedness in the ordinary course of business of the Company for necessary business operations, and to cause to be extended and delivered therefor, in the name of the Company, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt;

d.To propose the annual budgets of the Company;

e.To establish limits, coverages and other terms of insurance as they deem advisable, including liability insurance for the protection of the Company, the Members and the Manager; and

f.To do any and all things necessary, advisable or convenient to carry on the business of the Company and to pursue the goals and objectives of the Company.

Officers. The Manager may appoint officers who shall be empowered and authorized to act on behalf of the Company under and pursuant to the direction of the Manager. The Manager may remove any officer at any time with or without cause. The officers are agents of the Company for the purpose of the execution in the name of the Company of any instrument and for carrying on in the usual way the business and purposes of the Company, and the officers’ acts bind the Company, unless such act is in contravention of the Articles of Organization or this Agreement. The officers of the Company and their duties are as follows:

a.The President shall be the principal executive officer of the Company and, subject to the Manager’s control, shall supervise and control all of the business and affairs of the Company. When present, the President shall sign deeds, mortgages, bonds, contracts or other instruments which the Manager has

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b.authorized an officer or agent of the Company to execute. The President shall chair meetings of the Members. In general, the President shall perform all duties incident to the office of President and such other duties as the Manager may prescribe from time to time.

c.In the absence of the President or in the event of his or her death or inability or refusal to act, the Vice President shall perform the duties of the President. When acting as the President, the Vice President shall have all the powers and restrictions of the Presidency. The Vice President shall have the same authority as the President to sign documents and shall perform such other duties as the President or the Manager may assign to him or her from time to time.

d.The Secretary shall (i) keep the minutes of the meetings of the Members in one or more books for that purpose, (ii) give all notices which this Agreement or the law requires, (iii) serve as custodian of the records of the Company, and (iv) perform all duties which the President or the Manager may assign to him or her from time to time.

e.In the absence of the Secretary or in the event of his or her death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless the Manager determines otherwise, shall perform the duties of the Secretary. When acting as the Secretary, an Assistant Secretary shall have the powers and restrictions of the Secretary. An Assistant Secretary shall perform such other duties as the President, Secretary or Manager may assign from time to time.

f.The Treasurer shall (i) have responsibility for all funds and securities of the Company, (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, (iii) deposit all moneys in the name of the Company in depositories which the Manager selects, and (iv) perform all of the duties which the President or the Manager may assign to him or her from time to time.

g.The initial officers of the Company shall be as follows:

PresidentDavid Greene

Vice President, Secretary and TreasurerRobert Slavens

Indemnity. No Manager, Member, officer, agent or employee of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Manager, Member, officer, agent or employee of the Company was or is a party by virtue of his status as a Manager, Member, officer, agent or employee of the Company shall, solely from Company assets, indemnify the Manager, Member, officer, agent or employee of the Company against judgments, settlements, penalties, fines or expenses, including attorney’s fees, incurred by him in connection therewith, so long as his act or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or a transaction from which he derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Manager, Member, officer, agent or employee of the Company shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity. For purposes of this section, any investment advisor to the Company shall be deemed to be an agent of the Company.

Resignation of Manager. Any Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

Removal of Manager. A Manager may be removed at any time, with or without cause, by a Majority in Interest of Common Unit Holders.

Vacancies. Vacancies in positions of Manager may be filled by the vote of a Majority in Interest.

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Alienability

Restrictions on Transfer. No Member, voluntarily or involuntarily, may Transfer any Interest except as expressly allowed in this Item 14 Securities. Notwithstanding any other provision of this Agreement, any purported Transfer of any Interests in violation of this Agreement shall be void, and shall not transfer any interest or title to the purported transferee. The Company, shall not be required to transfer on its books any Interests Transferred or Encumbered in violation of this Agreement, or to treat the purported transferee as owner of the Interests in any manner. The good faith granting of an Encumbrance will not be subject to this Item; however, any Transfer or enforcement related to such Encumbrance will be subject to this Item.

Exception for Disposition to Immediate Family, Trust Beneficiary or Affiliate. Notwithstanding any other provision of this Agreement, any Member shall be permitted at any time and from time to time to sell, give, transfer, or assign whether during lifetime or at death, by any type of lifetime or testamentary transfer, all or any of the Interests held by such Person to

(i)any entity controlled by him or her and/or his or her immediate family,

(ii)to a member of his or her immediate family,

(iii)to a trust for the sole benefit of the Member, as applicable, or of his or her immediate family,

(iv)if the Member, as applicable, is a trust, to the beneficiary or beneficiaries of the trust if they are members of the grantor’s immediate family, or

(v)to another Member.

For this purpose, the immediate family of any Person shall mean his or her lineal descendants or ancestors, siblings, and their descendants. For this purpose, “controlled by” shall mean a direct or indirect equity interest of eighty percent (80%) or more in the entity. In addition, any Member which is an entity shall be permitted at any time and from time to time to sell, give, transfer or assign all or any of its Interest to any Affiliate thereof. Any Person acquiring an Interest under this section shall immediately be admitted to the Company, as applicable, as a Substituted Member upon the transfer of the Interest without having to comply with Section Admission and Substitute and Additional Members, upon agreeing to be bound by the terms of this Circular.  For purposes of clarification, Section Additional Requirements for Valid Transfer shall apply to a Transfer to which this Section applies but the remaining provisions of Section Third-party Transfers by Members shall not apply to a Transfer to which this Section applies.

Third-party Transfers by Members. Subject to Section Restriction on Transfer for Preferred Units below, a Member may Transfer all or part of its Interests to a third-party in accordance with the provisions of this Section, provided that there has been no occurrence of a Buy-Sell Event with respect to the Member prior to the submission of the Transfer Request (as defined below).

Transfer Request. If a Member intends to Transfer all or part of such Person’s Interests (the “Offered Interest”) to any other Person, the Member (the “Transferor”) first shall submit to the Company a written request to Transfer the Offered Interest (the “Transfer Request”). The Transfer Request shall name specifically the Person to whom the Transferor intends to transfer the Offered Interest (the “Proposed Transferee”) and the price and other terms upon which the intended transfer is to be made, and shall include copies of the written offer and pertinent documentation.

Approval of Request. If the Manager approves the proposed Transfer in writing within thirty (30) days after receipt by the Company of the Transfer Request, then, for a period of sixty (60) days after such approval, the Transferor may Transfer the Offered Interest to the Proposed Transferee, on the terms specified in the Transfer Request after compliance with Section Additional Requirements for Valid Transfer. If the Transferor does not Transfer the Offered Interest to the Proposed Transferee on the terms specified in the Transfer Request within such sixty (60) day period, the Offered Interest again shall be subject to all of the restrictions on Transfer and other terms of this Agreement. A Third Party Transferee

(i)shall have only those rights specified in the Section Rights of Transferee,

(ii)shall be admitted as a Member only upon full compliance with Article Admission of Substitution and Additional Members; and

(iii)shall be subject to all the restrictions on Transfer imposed under this Agreement.

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The decision by the Manager whether to approve a proposed Transfer of an Offered Interest shall be in its sole and absolute discretion.

Denial of Request/Right of First Refusal. If the Manager does not approve the proposed Transfer as set forth in Section Approval of Request within thirty (30) days after receipt by the Company of the Transfer Request, then the Transfer Request shall be deemed an offer to sell the Offered Interest to the Company at the price and on the terms set forth in the Transfer Request (the “Transfer Offer”). The Company may accept the Transfer Offer with respect to all of the Offered Interest by resolutions approved by the Manager delivered to the Transferor within forty-five (45) days following receipt by the Company of the Transfer Request. If the Transfer Offer is not accepted with respect to the entire Offered Interest by the Company within forty-five (45) days following receipt of the Transfer Request, then the Transfer Request shall be deemed to have been approved, and the provisions of Section Approval of Request shall be applicable to the Transfer.

Closing. The closing of the purchase of an Offered Interest pursuant to this Section shall take place on a date agreed upon by the Transferor and the Transferee, but not later than ninety (90) days after the receipt of the Transfer Request. Upon payment of the purchase price, the Transferor shall execute and deliver such assignments and other instruments as are reasonably necessary to evidence and carry out the transfer of the Offered Interest to the Transferee, including a certificate dated as of the date of closing containing a representation and warranty that the Transferor has transferred to the Transferee good and marketable title to the Offered Interest free and clear of all Encumbrances by through and under the Transferor. In connection with the sale of an Offered Interest pursuant to this Section, unless otherwise agreed by the Transferee and the Transferor, the Transferee will assume the Transferor’s allocable portion of obligations of the Company to the extent related to the Offered Interest, as well as the Transferor’s individual obligations, other than income tax liabilities of the Transferor, directly related to the Offered Interest.

Non-cash Consideration. If any consideration to be received by the Transferor for the Offered Interest is property other than cash, then the price shall be measured to that extent by the fair market value of such non-cash consideration. Fair market value for purposes of this Section shall mean the sum of

(i)the fair market value of any non-cash consideration offered for the Offered Interest, plus

(ii)the value of any special benefits to the Transferor of such non-cash consideration to the extent they reasonably can be identified and valued, reduced by

(iii)the amount of any additional expense or cost, including additional taxes, incurred by the Transferor in accepting cash instead of such non-cash consideration, in each case based upon a realistic appraisal of such non-cash consideration, special benefits, expense or cost agreed upon by the Transferor and the Transferee. If the Transferor and the Transferee are unable to agree, then they shall select an independent qualified appraiser, whose determination shall be final and conclusive, and the cost of the appraiser shall be divided equally between the Transferor and the Transferee. If the Transferor and the Transferee are unable to agree on a single appraiser, then the Transferor shall select and pay for an independent qualified appraiser, and the Transferee shall select and pay for an independent qualified appraiser. If the two appraisers agree, then their determination shall be final and conclusive. If the two appraisers are unable to agree, then they shall select a third appraiser, and the determination of two of the three appraisers shall be final and conclusive. The cost of the third appraiser shall be divided equally between the Transferor and the Transferee.

Additional Requirements for Valid Transfer. No purported Transfer otherwise complying with this Section or, in the case of a proposed Transfer pursuant to Section Exception for Disposition to Immediate Family, Trust Beneficiary or Affiliate, no purported Transfer otherwise complying with Section Exception for Disposition to Immediate Family, Trust Beneficiary or Affiliate, will be effective until the Manager consents to such transfer, which consent may be withheld for any reason or no reason, and the Transferor and the Transferee furnish to the Company such instruments and assurances as the Manager in its sole and absolute discretion requests, including, if requested, an opinion of counsel satisfactory to the Company that the effect of such transfer or disposition will not:

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result in the assets of the Company being considered, in the opinion of counsel for the Company as “plan assets” within the meaning of ERISA or any regulations proposed or promulgated thereunder;

result in the termination of the Company under Section 708(b)(l)(B) of the Code;

require registration under the Securities Act of 1933, as amended, or any comparable state law;

require registration as a broker or dealer under the Securities Exchange Act of 1934 or any comparable state law;

require the Company to register as an investment company under the Investment Company Act;

result in a termination of the Company’s status as a partnership for tax purposes;

cause the Company to be deemed to be a “publicly-traded partnership” as such term is defined in Section 7704(b) of the Code; or

result in a violation of any law, rule or regulation by the Member, the Manager, or the Company.

Such legal opinion shall be provided to the Manager by the Transferor or Transferee; provided, upon request by the Transferor, the Manager shall request that counsel opine as to the foregoing items to the extent it relates to the Company and any costs associated with such opinion by counsel shall be borne by the Transferor or Transferee.

Rights of Transferee. Unless admitted as a Member in accordance with Section Additional Requirements for Valid Transfer. and Article Admission of Substitute and Additional Members, a Third Party Transferee shall not be entitled to any of the rights, powers or privileges of its predecessor in interest, except that a Third Party Transferee shall be entitled to receive and be credited or debited, as the case may be, with its proportionate share of distributions and tax allocations of the Company. The good faith granting of an Encumbrance will not be subject to this Article; provided, however, that any Transfer or enforcement related to such Encumbrance will be subject to this Article.

Repurchase or redemption

Restriction on Transfer for Preferred Units.  Notwithstanding anything to the contrary contained in this Agreement, the Preferred Unit Holders may not Transfer their respective Preferred Units without the prior written consent of the Manager, which consent may be given or withheld in the Manager’s absolute and sole discretion.

PART F/S

The Company was formed to finance the production and exploitation of the Film. The Company has no earnings or gross revenues to date. There is no assurance that the Company or the Film will be profitable or will earn revenues, or that the Company will have sufficient capital to implement its business plan.

Balance Sheet

Balance Sheet (Projected)
The Open Window Movie LLC

	Beginning	Projected
	1-Jan-16	1-May-16
Assets

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Current Assets
Cash in bank	$ -	$3,000,000
Accounts receivable	-	-
Inventory	-	-
Prepaid expenses	-	-
Other current assets	-	-
Total Current Assets	$ -	$3,000,000

Fixed Assets
Machinery & equipment	$ -	$ -
Furniture & fixtures	-	-
Leasehold improvements	-	-
Land & buildings	-	-
Other fixed assets	-	-
(LESS accumulated depreciation on all fixed assets)	-	-
Total Fixed Assets (net of depreciation)	$ -	$ -

Other Assets
Intangibles	$ -	$ -
Deposits	-	-
Goodwill	-	-
Other	-	-
Total Other Assets	$ -	$ -

TOTAL Assets	$ -	$3,000,000

Liabilities and Equity

Current Liabilities
Accounts payable	$ -	$ -
Interest payable	-	-
Taxes payable	-	-
Notes, short-term (due within 12 months)	-	-
Current part, long-term debt	-	-
Other current liabilities	-	-
Total Current Liabilities	$ -	$ -

Long-term Debt
Bank loans payable	$ -	$ -
Notes payable to stockholders	-	-
LESS: Short-term portion	-	-
Other long term debt	-	-
Total Long-term Debt	$ -	$ -

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Total Liabilities	$ -	$ -

Owners' Equity
Invested capital	$ -	$3,000,000
Retained earnings – beginning	-	-
Retained earnings – current	-	-
Total Owners' Equity	$ -	$3,000,000

Total Liabilities & Equity	$ -	$3,000,000

Estimated Cash Flow

This cash flow is based on the minimum effort of $1,300,000, and a low estimate return.

	Start-up	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16	Jan-17	Feb-17	Mar-17	Apr-17	Total
Cash on Hand (beginning of month)	1300000	1300000	847355	530313	373133	321133	310723	90723	40723	40723	40723	1165723	1165723	2485723

Cash receipts
Domestic Box Office	0	0	0	0	0	0	0	0	0	0	1125000	0	0	1125000
Domestic Home Theater	0	0	0	0	0	0	0	0	0	0	0	0	1320000	1320000
Foreign	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total Cash Receipts	0	0	0	0	0	0	0	0	0	0	1125000	0	1320000	2445000

Cash Paid Out
Story Rights		28000	22160
Producers Unit		29400	21580	25580
Director		15000	11500	22600
Cast		133700	107000	100000
Production Staff		29115	29115
Extra Talent		17500	17500
Set Design		24130	9110
Set Operations		19500	12490
Special Effects		7500
Set Dressing		2500
Property		9000	4965
Wardrobe		10500	6475
Picture Vehicle		9500
Make Uo & Hair		13000	11762
Lighting		12000	5115
Camera		27400	18080
Sound		7000	6680
Transportation		34500	12510
Locations		15900	12000
Picture Editing			9000	9000	9000	8910
Sound Editing					43000
Lab							20000
Insurance		7500				1500
Distribution								50000
Advertising							200000
Total		452645	317042	157180	52000	10410	220000	50000						-1259277

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Notes: This cash flow is based on the minimum effort of $1,300,000 being raised. The payback period may take longer than illustrated. No foreign sales are figured, as well as no institutional sales such as churches. This is an estimate only, actual sales and expenses could be very different than presented.

PART III

EXHIBITS

Table of Attachments

Attachment A……………………………………………………………….The Budget

Attachment B……………………………………………………………….Operating Agreement

Attachment C……………………………………………………………….Subscription Agreement

Attachment D……………………………………………………………….Directors Contract

Attachment E………………………………………………………………..Producers Contract

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